PRICING SUPPLEMENT NO. 96-34 Dated January 14, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357



                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                          (Book Entry Notes)


UBS Securities LLC purchased $75,000,000 principal amount of these Medium-Term Notes, Series H, maturing on February 17, 2000, at a principal price of $75,000,000 for resale to investors from time to time at prices based on market conditions at the time of resale.



      Floating Rate Notes Due 9 Months or More from Date of Issue


Maturity Date:  February 17, 2000      Interest Reset Dates:
                                        Same as Interest Payment Dates
Interest Rate Basis:
  LIBOR                                 Settlement Date (Issue Date):
                                        January 17, 1997
Specify Other Base Rate: N/A
                                       Calculation Agent:
Index Maturity: 3-month (See            The Chase Manhattan Bank
 Special Provisions)
                                       Optional Repayment Date(s):
Spread: plus 0.11%                      N/A

Spread Multiplier: N/A                 Additional Terms:
                                        For the purposes of the Notes
Maximum Interest Rate: N/A              contemplated hereunder, interest
                                        payments will include interest
Minimum Interest Rate: N/A              accrued to, but excluding the
                                        Interest Payment Date.
Interest Payment Dates:
 The 17th day of each February, May,   Special Provisions:
 August, and November commencing on     The Index Maturity to be used on
 February 17, 1997 through and          the initial Interest Reset Date
 including the Maturity Date.           (the Settlement Date) shall be
                                        1-month.
Initial Interest Rate:
 Determined as if the Settlement
 Date was an Interest Reset Date.